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                                                                    Exhibit 20.9

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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                 UNITED STATES DISTRICT COURT AMENDS DISMISSAL

VANCOUVER, BC, February 23, 2001 - Further to a news release dated January 2, 2001, LML PAYMENT SYSTEMS, INC. (the "Corporation") (Nasdaq: LMLP), reports that the United States District Court, Western District of Washington, on the basis of a motion by Todd H. Moore, amended its original judgment of June 5, 2000 from a dismissal with prejudice to a dismissal without prejudice. As a result of the court's action, Todd H. Moore is no longer precluded from bringing the suit he initiated in the 150th District Court, Bexar County, Texas. The Corporation continues to believe this lawsuit is without merit and it intends to vigorously defend these claims.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

                                     -30-

CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260